SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: December 11, 2012

AcuNetx, Inc.

(Exact name of registrant as specified in its charter)

Nevada	0-27857	88-0249812
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2301 W. 205th Street, Suite 102

Torrance, CA 90501

(Address of principal executive offices)

(310) 328-0477

The Company's telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 4	Matters Related to Accountants and Financial Statements

Item 4.01     Changes in Registrant's Certifying Accountant

On January 3, 2012, the Board of Directors of the Company replaced Alex Limbert with Julia Wu, Certified Public located at 5 Third St. Suite 328 San Francisco, California

In March 2011, the company computer was stolen from the office and not reported until September 2011 to the Torrance Police Department. The computer records were not backed up by previous management and all records were lost from the past 3 years, 2008-2011. The Board of Directors has hired Julia Wu, CPA and book keeper Corina Fortes to work with the IRS and State of California to rectify AcuNetx books and financials.

The FBI currently has possession of the company computer that holds the financial records and Quick Books as they are taking a forensic copy to study the company computer files and files that were deleted by its users.

Section 8	--	Other Events
Item 8.01		Other Events (The registrant can use this Item to report events that are not specifically called for by Form 8-K, that the registrant considers to be of importance to security holders.)

In December 11, 2011, it came to the attention of AcuNetx management and the Board of Directors that alleged conspiracy, alleged fraud and alleged collusion may be taking place between shareholders, distributors and an AcuNetx employee. Upon discovering this information, the FBI was contacted and an investigation has commenced, Company computers have been forensically imaged, text messages and phone records obtained.

The AcuNetx FDA account was accessed unauthorized and an unnamed person attempted to access the rights to the 510k, illegally and unauthorized. Management immediately reversed these actions and all unauthorized access was blocked.

A minority of shareholders have attempted to perpetrate fraud upon the board of directors in an attempt to benefit and gain at the expense of the majority of shareholders. Company employees were allegedly being paid under the table for company products and work performed by distributors and shareholders. Company property was released unauthorized and unpaid for from the AcuNetx offices.

The Board of Directors continues to work with the FBI, the Office of Criminal Investigation of the FDA and the various police departments to recover property owned by AcuNetx and its affiliates.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AcuNetx, Inc., a Nevada corporation

By:	/s/Chapin Hunt Jr Chapin Hunt Jr, Chief Executive Officer February 2, 2012